                                  EXHIBIT 10.4
                         AGREEMENT WITH QUINSTREET, INC.

Agreement Terms and Conditions: These terms and conditions govern the
(Company/Member) participation in the QuinStreet, Inc. Merchant program. By working with QuinStreet, (Company/Member) acknowledges that (Company/Member)
agree to these terms and conditions. If (Company/Member) does not agree in full, then (Company/Member) is ineligible to participate in any of our current
Merchant offerings.

Approval: Membership in the QuinStreet, Inc. Merchant program (Program) is subject to review and approval by QuinStreet, Inc. ("QuinStreet," "we," or
"us.") QuinStreet reserves the right to withhold approval in the Program for any reason or for no reason. We will not grant participation to sites containing pornographic or offensive material, software trading, hacking or phreaking content, illegal music, and any content regarding illegal activity. While participating in the QuinStreet, Inc. Program, (Company/Member) agrees that
(Company/Member) will not approach QuinStreet's merchants directly for the duration that the merchant program is offered by QuinStreet. If (Company/Member)
contracts or deals directly with any of our current merchant partners Quinstreet will receive any and all revenue above and beyond QuinStreet's current merchant commission. For example: If QuinStreet is paying $5.00 per lead for merchant X and (Company/Member) enters into agreement with merchant X for $10.00 then
(Company/Member) will pay QuinStreet the difference between QuinStreet's current pricing ($5.00 listed on Quinstreet's Member website) and (Company/Member) new
($10.00) agreement.

Program: When (Company/Member) becomes a member in our Program, we will provide
(Company/Member) with marketing links ("Links") to use on (Company/Member)
website or in (Company/Member) email messages to merchants that (Company/Member)
selected from our list of merchant partners ("Merchant Partners"). Note that
(Company/Member) selection of some merchant partners is subject to our review and approval. By clicking on a Link, visitors to (Company/Member) website or recipients of (Company/Member) email (collectively, "Consumers") will be transported directly to product sales web pages served by QuinStreet or our
Merchant Partners.

REQUIREMENTS REGARDING PROMOTION OF MERCHANT PROGRAMS:
Links: (Company/Member) agree to use the Links in the exact form that we deliver them to (Company/Member) and not to alter, modify, or adapt the Links in any manner. Links must be served from the QuinStreet server, unless otherwise noted.

Web pages, URLs, Text: If (Company/Member) creates and use additional text and/or images to promote the merchant, for regulatory reasons, QuinStreet MUST approve in writing ALL content, including copy and layout (Company/Member)
before it is posted on the Member's web property (including, but not limited to, websites, web pages and email). QuinStreet also must approve specific URLs and any information that will be contained in search engine listings.

Other uses: QuinStreet must also approve any hard copy material, including brochures, flyers, print advertisements, before it is distributed.

Approval Process: Please send proposed creative to
creativeapproval@quinstreet.com, and we will do our best to respond within 48 hours --- unless we need to seek merchant approval. Approval is also required for each and every change the member wishes to make after initial approval has been granted.

Fee amounts payable to (Company/Member) for each QuinStreet merchant partner are listed at Appendix A.

Payments to (Company/Member) for Sales or Leads Attributable to Links on
(Company/Member) Website or Email: Through our software platform tracking system
("Tracking Software"), we will determine which sales or leads generated through
Merchant Partners' websites originated from Links on (Company/Member) website or email ("Commissionable Events"), and the type of transaction involved in the
Commissionable Events (for example, sales, referrals, or leads) ("Transaction").
For each Commissionable Event, we will pay (Company/Member) the amounts due for the given Transaction as specified in the Merchant Terms ("Commission"). The
Tracking Software calculates commissions due based on impressions, click-throughs, leads and orders generated from Links on (Company/Member) site, and is the final determination of payments due.

We will pay (Company/Member) only for those leads defined as valid leads in the
Merchant Terms (appendix A). QuinStreet reserves the right to qualify leads and will not pay for duplicate entries, incomplete entries, or entries that are determined to originate from fraudulent activity. QuinStreet also reserves the right to refuse payment for leads originating from any program where incentives or rewards were used as an incentive to increase lead conversion. To help ensure proper crediting of Commissionable Events to (Company/Member), our merchant partners may employ cookies, allowing tracking of return visits to a merchant partner site by a Consumer. We attempt to negotiate with merchant partners that cookies will not expire while the merchant partner remains a participant in our merchant partner program; however, the expiration of cookies may vary by
Merchant Partner; we will endeavor to list specific cookie expirations in the
Merchant Terms.

Questions and Support: If (Company/Member) has any questions regarding the
QuinStreet, Inc. Program, please email us at membership@quinstreet.com.

Payment Details: Within thirty (30) days after the end of each calendar month we will send (Company/Member) a check for the Commission or Referral Commission that (Company/Member) has earned (collectively, "Commissions") less any taxes required to be withheld under applicable law, provided (1) (Company/Member) has not breached any of the terms and conditions of this Agreement; (2) the total payment for the commission period meets or exceeds $5.00; (3) (Company/Member)
has previously provided us with a valid telephone number and a valid mailing address to which the payment may be mailed; and (4) if requested by us,
(Company/Member) has provided us with (Company/Member) valid taxpayer identification number.

If Consumer payments are made in installments, (Company/Member) will receive
(Company/Member) Commissions in installments. If amounts paid by a Consumer for which (Company/Member) received a Commission are later refunded to that Consumer for any reason, (Company/Member) Commission amount will be deducted from
(Company/Member) next payment. If, within a reasonable time, (Company/Member) do not accrue Commissions sufficient to offset Commissions on returned items,
(Company/Member) agree to pay us on demand the difference between
(Company/Member) accrued Commissions and the Commissions on returned items.
Payment of the final Commission prior to termination may be withheld by us for a reasonable time in order to ensure that the correct amount is paid.

Restrictions: (Company/Member) will be asked to provide us with the referring
URL where (Company/Member) plan to serve the links, and if (Company/Member) post links on a URL different from those submitted during the approval process,
(Company/Member) must send (Company/Member) user ID and link to the following email address for approval: memberurls@quinstreet.com. (Company/Member) agree not to engage in the practice of "spamming," or otherwise sending out unsolicited emails to any third parties in connection with participation in the
QuinStreet, Inc. Program or acting as a representative of QuinStreet or any of our merchants in any way. (Company/Member) agree not to provide visitors with any incentive or compensation on (Company/Member) website or in (Company/Member)
emails to generate "leads", except what is offered by our Merchant Partners.
(Company/Member) agree not to use Links we supply in persistent pop-ups or minimized windows that cannot be closed by the user.

Confidentiality: Each party will maintain in confidence all Confidential
Information disclosed by the other party. Confidential Information means the terms of this agreement and technical, marketing, financial, employee, planning, and other confidential or proprietary information. The obligations of the recipient of confidential information under this paragraph 9 will terminate if such information: (a) was already lawfully known to the recipient at the time of disclosure by the other party; (b) is disclosed to the recipient by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the recipient has become, generally available to the public; or (d) is independently developed by the recipient without access to or use of the other party's Confidential Information. In addition, the recipient will be allowed to disclose Confidential Information of the other party to the extent that such disclosure is (i) approved in writing by the other party, (ii) necessary for the recipient to enforce its rights under this Agreement, or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the recipient notifies the other party of such required disclosure promptly and in writing and cooperates with the other party, at the other party's request and expense, in any lawful action to contest or limit the scope of such required disclosure.

Termination: We reserve the right to terminate the Links immediately upon written notice and terminate (Company/Member) participation in the QuinStreet,
Inc. Program immediately if (1) (Company/Member) breach any terms of this
Agreement, including without limitation, engaging in any of the restricted activities listed above (such as spamming); (2) (Company/Member) website or email, in our opinion, promotes or exhibits sexually explicit material or violence; promotes discrimination based on race, sex, religion, national origin, physical disability, sexual orientation or age; or promotes or engages in illegal activities; (3) (Company/Member) in any way, misrepresent the products and services offered by QuinStreet or any of its merchant partners; or (4)
(Company/Member) use of any manual, technological or promotional methods (for example, bots, programs, scripts, or compensation on leads-based programs) to artificially inflate the number of leads generated, resulting in leads not appropriate for the merchant partner.

(Company/Member) may terminate (Company/Member) participation in the QuinStreet,
Inc. Program at any time and for any reason or for no reason upon 30 day written notice to us. We may terminate this Agreement, and (Company/Member)
participation in the QuinStreet, Inc. Program, at any time and for any reason, or for no reason upon written notice. Commissions earned through the date of termination of this Agreement will remain payable only if the amounts paid by a
Consumer are not refunded and only if this Agreement was not terminated for cause by us for any of the reasons specified in the preceding paragraph.

Modifications: We reserve the right to change any of the terms and conditions in this Agreement, including changing the fee amounts payable to (Company/Member), at any time and in our sole discretion, by posting a new agreement or Merchant
Terms on our website and notifying (Company/Member) of its existence by email.
(Company/Member) continued use of the Links will indicate acceptance of such revised agreement or Merchant Terms.

WARRANTY DISCLAIMER: Due to the nature of internet availability and accessibility, we cannot guarantee that there will be no downtime or other interruptions in service regarding the links or our services. Without limiting the above, the links, our merchant sites and any other materials provided to you are provided "as is," without any warranty of any kind, and we make no warranties, express or implied, by operation of law or otherwise, and expressly disclaim all warranties, express, implied or statutory, including without limitation any warranties of title, non-infringement, (a) merchantability or fitness for a particular purpose, (b) that there are no viruses or other harmful components, (c) that a party's security methods employed will be sufficient, (d)
regarding correctness, accuracy, or reliability, or (e) against interference with enjoyment of a party's "information" (web site). All `information' and
`computer programs' provided in the course of this agreement are provided with all faults, and the entire risk, as to satisfactory quality, performance, accuracy, and effort is with the user. Some states limit the ability to disclaim all warranties, so this clause may not apply to you.

LIMITATION OF LIABILITY:
You acknowledge and agree that we will have no liability to you for any indirect, incidental, special or consequential damages of any kind, nor for any loss of data, equipment downtime, or any loss of revenue or profits arising under or with respect to this agreement or the member program, even if we have been advised of the possibility of such damages. Further, you acknowledge and agree that our aggregate liability to you arising under or with respect to this agreement or the member program will in no event exceed $50. Some states restrict the ability to limit liabilities, so this clause may not apply to you.

QuinStreet makes no representations whatsoever about any other website which you may access through the service. When you access a non-QuinStreet website, please understand that it is independent from QuinStreet, and that QuinStreet has no control over the content of that website. In addition, a link to a
non-QuinStreet website does not mean that QuinStreet endorses or accepts any responsibility for the content or the use of such website. It is up to you to take precautions to ensure that whatever you select for your use is free of such items as viruses, worms, trojan horses, and other items of a destructive nature.

Ownership: The Links and all user data collected pursuant to this Agreement are, as between (Company/Member) and us, QuinStreet property and QuinStreet owns all rights, titles and interest in the Links and the user data.

Miscellaneous: (Company/Member) is an independent contractor and nothing in this
Agreement is intended to or will create any form of partnership, joint venture, agency, franchise, and sales representative or employment relationship between the parties. (Company/Member) may not assign this Agreement, by operation of law or otherwise, without our prior written consent, and any such purported assignment will be null and void. This Agreement is the entire agreement between the parties regarding its subject matter and supersedes any other agreements or understandings between us. A party's waiver of, or failure to enforce, any right hereunder on one occasion will not be deemed a waiver of any other right on the same occasion or the same right on any other occasion. If a court having competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement will continue in full force and effect. This Agreement will be governed by the laws of the United States and the
State of California without reference to its choice of law principles, and for any disputes regarding or concerning this Agreement, and (Company/Member)
acknowledge and agree to submit to the exclusive personal jurisdiction of the federal courts located in or near San Mateo County, California.

If you agree to the above terms and want to participate in the Member Program, please close this window and proceed with the registration process.